[GOLDEN TELECOM LOGO]

FOR IMMEDIATE RELEASE

Golden Telecom Announces Third Quarter Results

9 Months Ended 2005 versus 9 Months Ended 2004:

21.2% increase in basic EPS
24.1% increase in operating income
22.0% increase in net income
17.8% increase in EBITDA1
15.8% increase in consolidated revenues
20.1% increase in BCS revenues
41.0% increase in BCS operating income

Other Key Corporate Statistics for Q3 2005:

$7.3 million in dividends paid
$86.0 million in cash at quarter end
Long-Term Debt of $0.3 million

MOSCOW, Russia (November 3, 2005) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), announces its financial and operating results for the third quarter of 2005 ended September 30, 2005.

Basic earnings per share (“EPS”) increased by 15.9% to $0.51 in the third quarter of 2005 from $0.44 in the third quarter of 2004. For the first nine months of 2005, the basic EPS was $1.60, an increase of 21.2% from $1.32 for same time period in 2004.

During the financial quarter ended September 30, 2005, Golden Telecom’s consolidated net income increased by 14.3% to $18.4 million compared to $16.1 million in the third quarter of 2004. For the nine months ended September 30, 2005, consolidated net income grew by 22.0% to $58.2 million compared to $47.7 million during the same time period in 2004.

In the third quarter, the Company’s consolidated revenues rose by 11.2% to $169.9 million compared to $152.8 million in the financial quarter ended September 30, 2004. Consolidated revenues for the first nine months of 2005 grew to $491.9 million from $424.8 million, or 15.8%, when compared to the first nine months of 2004.

Additionally, compared to the third quarter of 2004, consolidated operating income in the third quarter of 2005 was $30.0 million, an increase of 16.3% from $25.8 million in the third quarter of 2004. Through the first three quarters of 2005, consolidated operating income grew by 24.1% to $89.5 million from $72.1 million over the same time period in 2004.

The table below illustrates the consolidated results for third quarter 2005 as compared to third quarter 2004, as well as through the first nine months of 2005 compared to first nine months of 2004:

(Dollar amounts in millions)	3Q 2005	3Q 2004	Growth from	Through 9 Months	Through 9 Months	Growth from
			3Q 2005	2005	2004	9 Months 2005
			vs. 3Q 2004			vs. 9 Months

						2004

Consolidated revenues	$169.9	$152.8	11.2%	$491.9	$424.8	15.8%
Operating income	$30.0	$25.8	16.3%	$89.5	$72.1	24.1%
Operating margin	17.7%	16.9%	–	18.2%	17.0%	–
Net income	$18.4	$16.1	14.3%	$58.2	$47.7	22.0%
EPS (basic)	$0.51	$0.44	15.9%	$1.60	$1.32	21.2%

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “I am pleased with Golden Telecom’s overall performance in the third quarter and year to date. Traditionally, in the summer months of July and August, we experience a decline of voice, data, and Internet traffic, but the Company continues to exhibit growth in the face of strong competition and changing regulations. With the introduction of the new Russian long distance rules starting in 2006, we will continue to focus on preparing our company, network, and customers for the upcoming changes in the telecommunications environment.”

Financial Performance in Third Quarter 2005 and Operations:

The following table details our consolidated revenues results for the third quarter of 2005 as well as for each completed quarter of 2003, 2004, and 2005:

(Dollar amounts
in millions)	Q1	03	Q2	03	Q3	03	Q4	03	2003 Total	Q1 04	Q2 04	Q3 04	Q4 04	2004 Total	Q1	05	Q2	05	Q3	05
Business and Corporate	$39.0	$43.6		$46.7	$59.6	$188.9		$72.9	$78.9	$84.6		$88.4	$324.8	$88.1		$96.4	$99.5
Carrier and Operator	29.8	26.8		32.9	39.0	128.5		45.7	44.7	53.4		55.1	198.9	53.0		54.5	56.7
Consumer Internet	7.1	7.2		7.2	9.3	30.8		11.1	11.4	10.9		12.1	45.5	11.8		10.7	10.1
Mobile	3.2	3.6		3.6	3.5	13.9		3.6	4.0	4.2		4.0	15.8	3.6		3.9	3.6
Corporate and Eliminations	(0.7)	(0.5)		(0.3)	(0.1)	(1.6)		(0.1)	(0.2)	(0.3)		(0.4)	(1.0)	–		–	–

Total Consolidated Revenues	$78.4	$80.7		$90.1	$111.3	$360.5		$133.2	$138.8	$152.8		$159.2	$584.0	$156.5		$165.5	$169.9

Remarking on the third quarter and nine months 2005 results, Brian Rich, Senior Vice President, Chief Financial Officer and Treasurer, noted, “Comparing the first three quarters of 2005 to the same period in 2004, the Company continues to deliver growth in the overall business. Our 2005 year-to-date overall operating margin of 18.2% has remained steady and through three quarters of 2005 EPS has grown 21.2% as compared to the same period in 2004. In the third quarter, SG&A was impacted by additional executive compensation and severance expenses as well as expenses associated with the Company choosing not to proceed with the acquisition of Hudson Telecom and its subsidiaries in the Rostov-on-Don region.”

In the Business and Corporate Services (“BCS”) line-of-business, revenues increased by 17.6% in the third quarter of 2005 versus the third quarter of 2004. In the third quarter of 2005, operating income in BCS was $27.8 million, an increase of 41.8% from $19.6 million in the third quarter of 2004. For the first nine months of 2005, revenues in BCS increased by 20.1% to $284.0 million compared to $236.4 million in the first nine months of 2004, and for the same nine month period comparison, operating income in BCS grew 41.0% to $77.1 million from $54.7 million. BCS is the Company’s largest line of business in terms of revenue and operating income with BCS revenues, year-to-date, representing 57.7% of the Company’s total consolidated revenues and BCS operating income, year-to-date, representing 86.1% of the Company’s consolidated operating income. Revenues and operating income increases are due to continuing demand for wireline telecommunication solutions in general throughout Russia and the CIS, and Golden Telecom’s continued strategy to defend and grow market share through attractive service offerings and a focus on customer care.

In the Carrier and Operator Services (“COS”) line-of-business, revenues increased by 6.2% in the third quarter of 2005 versus the third quarter of 2004. Operating income in COS was $7.8 million in the third quarter of 2005, an increase of 11.4% from $7.0 million in the third quarter of 2004. For the first nine months of 2005, revenues in COS increased 14.2% to $164.2 million compared to $143.8 million in the first nine months of 2004, and for the same nine month period comparison, operating income in COS grew 9.1% to $22.7 million from $20.8 million. The increases in revenues and operating income are primarily due to transmitting additional international and domestic telecommunications, data, and Internet traffic for other international and domestic operators. We continue to observe competitive pressure on revenues in the major cities and in the regions from established and new local competitors, however, the Company continues to focus on retaining and increasing higher margin business.

In the Consumer Internet line-of-business, the Company currently offers consumer broadband in selected cities and areas such as St. Petersburg, Nizhny Novgorod, Ekaterinburg, Krasnoyarsk, and Sochi. However, with restrictions on our access to unbundled local loop, we are actively exploring alternatives to deliver quality broadband Internet services to consumers at competitive pricing in our major markets. As part of this process, the Company has evaluated various broadband and related Wi-Fi technologies in order to penetrate the broadband market in Moscow and elsewhere in Russia. To further this strategy, the Company has signed a supplier agreement for the provision of certain infrastructure and broadband equipment. Additionally, to enhance our overall consumer Internet strategy, the Company has combined both the consumer broadband and dial-up Internet businesses into one business unit. “With our current base of over 385,000 dial-up consumer Internet subscribers, we will leverage the Company’s knowledge and resources of the market and customers to define our future strategy for both broadband and dial-up Internet customers,” commented Mr. Vandromme.2

In the Company’s two smallest lines of business in terms of revenues, Consumer Internet and Mobile, revenues decreased, respectively, by 7.3% and 14.3% in the third quarter of 2005 versus the third quarter of 2004. The decrease in Consumer Internet revenues is primarily due to the increasing availability of broadband Internet offerings from competitors, mainly in the Moscow market. The decline in Mobile revenues is primarily due to a decrease in active subscribers as a result of increased mobile competition in Ukraine.

The following table summarizes some key Company and customer statistics3:

	Three Months Ended:
	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05
Access Points	200	220	227	233	252
Number of Contracts
Business and Corporate Services[4]	148,490	162,728	163,117	173,490	230,048
Carrier and Operator Services	1,005	1,618	1,731	1,650	1,753
Dial-up Internet access subscribers[2]	376,392	413,351	424,570	394,250	385,374
Active cellular subscribers	55,760	57,490	55,419	55,074	50,379

Dividends, Cash, and Acquisitions:

On September 30, 2005, the Company paid a third quarter dividend of $0.20 per share to common shareholders of record as of September 16, 2005 with the total dividend equaling $7.3 million. The Company maintained a consolidated cash balance of $86.0 million at the end of the third quarter of 2005. The Company continues to fund it operating, investing, and financing activities with its current cash flows, and the Company’s net cash flows provided by operating activities increased by 16.8% to $128.3 million for the nine months ended September 30, 2005 compared to $109.8 million during the same nine months of 2004.

As part of the Company’s on-going acquisition strategy to make selective and strategic investments in various regions of Russia that are accretive to earnings and cash flows, the Company has recently completed three acquisitions. The investments allow Golden Telecom to become better established in those regions for future growth and expansion, and the investments will help the Company to more effectively utilize its intercity and international long distance license.

In September 2005, for approximately $5.0 million, the Company completed the acquisition of 60% of OOO Joint Venture Sakhalin Telecom Limited (“ST”), a fixed line alternative operator in the Far East region of Russia. As a result of the acquisition and combined with Golden Telecom’s previous ownership, Golden Telecom now owns 83% of ST. This acquisition establishes a significant point of presence for Golden Telecom in the Sakhalin region. The Sakhalin region has a growing presence of multinational companies involved in oil projects and related construction, and the ST network will increase possibilities for Golden Telecom to provide a full range of telecommunications solutions for these companies.

In October 2005, for approximately $3.0 million, the Company completed the acquisition of 100% of ZAO Sochitelecom (“Sochitelecom”), a fixed line alternative operator in the Krasnodar region of Russia. Sochitelecom is the leading independent communications operator in the southern Russian city of Sochi, and controls over 85% of the residential Internet and DSL access and services market in the region. Additionally, Sochitelecom provides full range of telecommunications services to the largest hotels and business centers in the region. As the Krasnodar region and the city of Sochi are rapidly developing, the addition of this asset to the Company’s portfolio reinforces the Company’s regional expansion strategy.

In October 2005, for approximately $10 million, the Company completed the acquisition of 100% of Antel Rascom Ltd., a British Virgin Islands company that owns a 49% interest in ZAO Rascom. ZAO Rascom is an infrastructure and facilities company in northwest Russia that encompasses the Moscow and St. Petersburg regions. The indirect investment into ZAO Rascom provides the Company capacity for its traffic needs on its busiest route between Moscow and St. Petersburg, and also secures an international gateway for the Company’s traffic through ZAO Rascom’s Russia to Finland link.

The Company has decided against proceeding with the previously announced acquisition of Hudson Telecom, Inc. and its subsidiaries in the Rostov-On-Don region in Russia. Thus, the Company has expensed as SG&A approximately $0.8 million related to legal, accounting, and tax due diligence costs associated with the Hudson Telecom transaction.

Regulatory:

Golden Telecom continues to move forward with development of its federal long distance transmission network in accordance with the Russian international and intercity license (“Russian long distance license”) received on May 31, 2005 from Rossvyaznadzor, a governmental body that reports to the Ministry of Telecommunications of the Russian Federation and is responsible for the control and the supervision of information technology and communications.. To date, Golden Telecom is one of nine companies to have received a Russian long distance license. The Company is on schedule to rollout its federal transit network and provide long distance services in compliance with the Russian long distance license at the beginning of 2006. The effective utilization and implementation of the Russian long distance license is subject to and dependent upon pending regulatory acts yet to be released by the Russian government relating to rules of interconnection with incumbent Svyazinvest companies.

In August 2005, the Ministry of Telecommunications of the Russian Federation issued rules on network design requirements and traffic routing rules. The network design requirements establish technical design requirements for intercity, international, zonal, mobile, and local telephone communication networks. The traffic routing rules establish specific paths which must be followed by intercity, international, zonal, mobile and local telephone traffic. The rules are effective as of January 1, 2006.

On September 20, 2005, the National Commission of Communication’s Regulation in Ukraine issued an international license (“Ukrainian international license”) to the Company’s operating subsidiary in Ukraine, LLC Golden Telecom Ukraine (“GTU”). The Ukrainian international license will allow GTU to provide international telecommunications services throughout all of Ukraine, allow the leasing of channels to third parties, and increase GTU’s potential as an international telecommunications carrier.

On October 19, 2005, the Russian government enacted the Rules on Price Establishment for Interconnection and Traffic Routing. These rules list interconnection services and traffic routing services provided by the incumbent operators that are subject to pricing regulation by the government. The rules are applicable to incumbent operators specifically listed in the register of operators as operators that occupy a significant market position in public communications networks. These rules will not govern the Company’s current and expected activities as the Company and its subsidiaries are not currently included, nor are they expected to be included, in the register of operators with significant market position. The rules are expected to govern price establishment by Svyazinvest companies. The rules are effective as of January 1, 2006.

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through E.

The Company’s management will discuss its third quarter 2005 results during a conference call and slide presentation on November 3, 2005 at 5:00 pm Moscow time (9:00 am US Eastern Standard Time). For US Callers, please call +1 (800) 288-8974, for International Callers, please call +1 (612) 288-0337. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address: http://www.goldentelecom.com/webcast_en. The slide presentation may be accessed via webcast at the following URL address: http://www.visualwebcaster.com/event.asp?id=31209.

The conference call replay will be available at +1 (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 800754. The conference call replay will be available from November 3, 2005 at 5:45 pm (US Eastern Standard Time) until November 10, 2005 at 11:59 pm (US Eastern Standard Time). The slide presentation will also be available for download on Golden Telecom’s website: http://www.goldentelecom.com/?id=102.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber optic and satellite-based networks, including approximately 252 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our plans regarding upcoming changes in the telecommunications environment, our focus on high margin customers, our broadband strategy, the Company’s acquisition strategy and the expected benefits of such acquisitions, and our plans to provide long distance services pursuant to the Russian and Ukrainian long distance licenses. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we are not able to utilize our long distance licenses will not materialize as expected, the telecommunications environment may not develop as we expect, our broadband strategy will not develop as we expect, we are not able to close transactions as we expect, that our margins may weaken in the face of competition or adverse regulatory events, and that macroeconomic and political factors may restrict growth in our operating markets. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2005, and the Company’s annual report on Form 10-K for the year ended December 31, 2004.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions of US$, except per share data)

	Three Months Ended:								Nine Months Ended:
			9/30/04				9/30/05				9/30/04				9/30/05
Revenues			$152.8		$		169.9		$		424.8		$		491.9
Operating costs and expenses:
Access and network services (excluding			78.0				88.3				216.5				254.5
depreciation and amortization)
Selling, general and administrative (excluding			29.5				31.0				81.0				87.4
depreciation and amortization)
Depreciation and amortization			19.5				20.6				55.2				60.5
Operating Income			25.8				30.0				72.1				89.5
Other income (expense):
Equity in earnings of ventures			0.1				0.7				0.3				0.5
Foreign currency loss		(	0.5	)		(	0.2	)		(	0.7	)		(	0.4	)
Interest income, net			—				0.7				0.3				1.2

Total other income (expense)		(	0.4	)			1.2			(	0.1	)			1.3
Income before income taxes and minority interest			25.4				31.2				72.0				90.8

Minority interest			0.3				0.8				0.8				2.1
Income taxes			9.0				12.0				23.5				30.5

Net Income			$16.1		$		18.4		$		47.7		$		58.2

Basic earnings per share of common stock:
Basic earnings per share			$0.44		$		0.51		$		1.32		$		1.60

Weighted average common shares — basic			36.3				36.4				36.2				36.4

Diluted earnings per share of common stock:
Diluted earnings per share			$0.44		$		0.50		$		1.30		$		1.59

Weighted-average common shares — diluted			36.6				36.6				36.5				36.6

Cash dividend per share of common stock	$		—		$		0.20		$		0.40		$		0.60

– MORE –

ATTACHMENT B

Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

		12/31/04				9/30/05
		(audited)				(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$53.7		$		86.0
Accounts receivable, net		89.2				98.7
VAT receivable		19.0				19.4
Prepaid expenses and other assets		38.4				34.6

Total current assets		200.3				238.7
Property and equipment, net		347.9				374.2
Goodwill		146.3				148.5
Intangible assets, net		101.3				93.7
Restricted cash and other assets		10.0				9.8

TOTAL ASSETS		$805.8		$		864.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$81.5		$		89.8
VAT payable		14.2				18.6
Current capital lease obligations		2.3				2.4
Other current liabilities		18.5				20.2

Total current liabilities		116.5				131.0
Long-term debt and capital lease obligations		1.7				3.1
Other liabilities		49.4				52.5

TOTAL LIABILITIES		167.6				186.6
Minority interest		11.8				14.3
SHAREHOLDERS’ EQUITY
Common stock		0.4				0.4
Additional paid-in capital		669.7				671.0
Accumulated deficit	(	43.7	)		(	7.4	)

TOTAL SHAREHOLDERS’ EQUITY		626.4				664.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$805.8		$		864.9

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Nine Months Ended:
		9/30/04				9/30/05
		(unaudited)				(unaudited)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$109.8		$		128.3
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	86.1	)		(	70.3	)
Acquisitions, net of cash acquired	(	15.0	)		(	4.8	)
Other investing		0.9				2.7

NET CASH USED IN INVESTING ACTIVITIES	(	100.2	)		(	72.4	)
FINANCING ACTIVITIES
Repayments of debt	(	0.5	)			--
Cash dividends paid	(	14.5	)		(	21.8	)
Net proceeds from exercise of employee stock options		4.2				1.0
Other financing	(	2.5	)		(	2.7	)

NET CASH USED IN FINANCING ACTIVITIES	(	13.3	)		(	23.5	)

Effects of exchange rate changes on cash and cash equivalents	(	0.2	)		(	0.1	)

Net increase (decrease) in cash and cash equivalents	(	3.9	)			32.3
Cash and cash equivalents at beginning of period		65.2				53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$61.3		$		86.0

– MORE –

ATTACHMENT D

Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions of US$, except percentages)

The following table presents our consolidated segment information for the last five quarters.

Revenues:	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05
Business and Corporate	$84.6	$88.4	$88.1	$96.4	$99.5
Carrier and Operator	53.4	55.1	53.0	54.5	56.7
Consumer Internet	10.9	12.1	11.8	10.7	10.1
Mobile	4.2	4.0	3.6	3.9	3.6
Corporate and Eliminations	(0.3)	(0.4)	—	—	—

Total Consolidated Revenue	$152.8	$159.2	$156.5	$165.5	$169.9

Operating Income:
Business and Corporate	$19.6	$17.6	$23.2	$26.1	$27.8
Carrier and Operator	7.0	7.4	7.8	7.1	7.8
Consumer Internet	0.5	0.1	1.7	(0.6)	(1.2)
Mobile	1.3	1.4	1.1	1.0	0.9
Corporate and Eliminations	(2.6)	(3.1)	(4.6)	(3.3)	(5.3)

Total Consolidated Operating Income	$25.8	$23.4	$29.2	$30.3	$30.0

Operating Margin %	16.9%	14.7%	18.7%	18.3%	17.7%
Business and Corporate	23.2%	19.9%	26.3%	27.1%	27.9%
Carrier and Operator	13.1%	13.4%	14.7%	13.0%	13.8%
Consumer Internet	4.6%	0.8%	14.4%	(5.6)%	(11.9)%
Mobile	31.0%	35.0%	30.6%	25.6%	25.0%

– MORE –

ATTACHMENT E

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions of US$)

	Three Months Ended:							Nine Months Ended:
		9/30/04				9/30/05				9/30/04				9/30/05
EBITDA[1]		45.3				50.6				127.3				150.0
Depreciation and amortization		19.5				20.6				55.2				60.5
Operating Income		25.8				30.0				72.1				89.5
Other income (expense):
Equity in earnings of ventures		0.1				0.7				0.3				0.5
Foreign currency loss	(	0.5	)		(	0.2	)		(	0.7	)		(	0.4	)
Interest income (expense), net		—				0.7				0.3				1.2

Total other income (expense)	(	0.4	)			1.2			(	0.1	)			1.3
Income before income taxes		25.4				31.2				72.0				90.8

Minority interest		0.3				0.8				0.8				2.1
Income taxes		9.0				12.0				23.5				30.5

Net Income		$16.1		$		18.4		$		47.7		$		58.2

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.

3.	MCT Corp. is not included in the operating data shown.

4.	Note that the number of contracts in BCS includes all contracts with businesses and residential customers for any telephony services except for services provided in Carrier and Operator Services, Dial-up Internet access subscribers, and Mobile subscribers.